Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Posts Q2 Results Above Wall Street Expectations and Raises Full-Year 2026 Adjusted EPS Guidance[1] Despite a Nearly $6 Billion Increase In Anticipated Fuel Costs

Q2 diluted earnings per share were $2.46; Q2 adjusted diluted earnings per share2 were $1.99

Full-year adjusted diluted earnings per share guidance1 raised to $9.00 to $11.00

Total operating revenue up 16% year-over-year; Total revenue per available seat mile up 12% year-over-year

Nose-to-tail investments propel revenue growth — and rising customer satisfaction scores — in every cabin; Starlink remains a standout, with 450 aircraft installed and nearly 1,000 expected by year end

United continues to optimize its balance sheet and is targeting an investment-grade rating in 2026

Systemwide on-time departure rate was best Q2 since 2021; Newark posts best-ever Q2 on-time departure results

CHICAGO, July 15, 2026 – United Airlines (UAL) today reported a second-quarter profit that exceeded expectations and is near the top-end of guidance. United delivered pre-tax earnings of $1.0 billion, with a pre-tax margin of 5.8%. Adjusted pre-tax earnings2 were $843 million, with an adjusted pre-tax margin2 of 4.8%.
"Our results show why we have been investing in customer improvements throughout every cabin and winning brand-loyal customers," said United CEO Scott Kirby. "United is built to thrive in every environment, and when oil prices spiked in March, we quickly and decisively acted to adjust our schedules, while simultaneously doubling down on our customer investments. Our brand-loyal customers value their travel on United whether they are in Polaris or in Economy. Our network expansions, investment in Starlink, and innovations such as Relax Row are giving customers new reasons to choose United."
Based on oil prices as of July 14th, United expects nearly $6 billion in added fuel expense for full-year 2026 compared to the expectation at the start of the year. In the second quarter fuel expense was up $2.3 billion, or 84% year-over-year and the Company recovered approximately half of this increase. In the third quarter the Company expects to recover approximately 80% to 90% of the increase, and 100% by the fourth quarter. Yields were up 12% during the quarter, showing strong demand for United's product.
Diverse revenue streams all contributed to this quarter's success and United's ongoing resilience: Premium revenue was up 16% compared to the second quarter of 2025, revenue from Basic Economy was up 11%, loyalty revenue was up 11% and cargo revenue was up 23%. Close-in demand remained robust with contracted business revenue up 27% in the quarter. The economy cabin continues to recover with unit revenue up 12%, marking two consecutive quarters of positive growth.

[1] Adjusted diluted earnings per share is a non-GAAP financial measure that excludes operating and non-operating special charges, unrealized (gains) losses on investments, net, and income tax expense (benefit) on adjustments, net. We are not providing a target for or a reconciliation to diluted earnings per share, the most directly comparable GAAP measure, because we are unable to predict the excluded items noted above contained in the GAAP measure without unreasonable efforts, and therefore we also are not able to determine the probable significance of such items. Please see the Investor Update issued in connection with this quarterly earnings release for more information.
[2] For additional information about the non-GAAP financial measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Announces Second-Quarter 2026 Results
United is investing in customers throughout the aircraft, including the United Relax Row℠ across a row of United Economy®-class seats. During the quarter United installed Starlink on its first widebody aircraft and Starlink is now installed on 450 United mainline and United Express aircraft. United remains on track to bring Starlink to the whole fleet by the end of 2027 — ahead of its large U.S. competitors. Starlink is free for MileagePlus® members and offers the fastest connectivity available for every customer on board. Customer satisfaction scores on flights with Starlink are twice as high as other United flights.
United's first "Born to Explore" Airbus A321XLR is expected to enter domestic service this fall, and will be connecting the U.S. to international destinations by early next year.
United employees delivered for customers throughout the quarter, which included the 10 highest-volume passenger days in United history including a company record for 640,717 customers flown on June 18. United's second-quarter on-time departure rate was its best for the second quarter since 2021, and United achieved the lowest second-quarter seat cancellation rate in its history excluding the pandemic years 2020 and 2021. Newark showed its full recovery from operational challenges a year earlier by posting its best-ever on-time departure results for a second quarter.
During the quarter, United raised $3.7 billion in new liquidity in private bank transactions at attractive rates to provide low cost insurance from geopolitical uncertainty and the possibility of an extreme spike in oil prices. Once fuel prices moderate, United expects to use this cash to further strengthen the balance sheet by opportunistically paying down higher-cost debt and to fund new aircraft deliveries this year and next. Since the beginning of the second quarter, the Company pre-paid approximately $1 billion of higher cost debt. The speed and favorable terms with which United raised this new capital demonstrates United's growing reputation among lenders as it makes progress toward an investment-grade rating this year.

United Airlines Reports Second-Quarter 2026 Results
Second-Quarter Financial Results
•Capacity up 3.5% compared to second-quarter 2025.
•Total operating revenue of $17.7 billion, up 16.0% compared to second-quarter 2025.
•TRASM up 12.1% compared to second-quarter 2025.
•CASM up 15.2%, and CASM-ex2 up 6.1%, compared to second-quarter 2025.
•Pre-tax earnings of $1.0 billion, with a pre-tax margin of 5.8%; adjusted pre-tax earnings2 of $843 million, with an adjusted pre-tax margin2 of 4.8%.
•Net income of $805 million; adjusted net income2 of $649 million.
•Diluted earnings per share of $2.46; adjusted diluted earnings per share2 of $1.99.
•Average fuel price per gallon of $4.19.
•Generated $1.6 billion of operating cash flow.
•Generated $322 million of free cash flow2.
•Ending available liquidity3 of $19.6 billion.
•Total debt, finance lease obligations and other financial liabilities of $26.5 billion at quarter end.
•Trailing twelve months net leverage2 of 2.2x.

Key Highlights
•Achieved the company's best customer satisfaction scores for a second quarter since 2021 and second best of all time as measured by the Net Promoter Score, with record-setting customer satisfaction rates across the check-in experience, food and beverage and inflight entertainment.
•Achieved United's highest customer satisfaction score for WiFi since 2023, with more than 450 aircraft currently offering Starlink and nearly 1,000 expected by year-end. Flights with Starlink achieved a customer satisfaction score for Wi-Fi over twice as high as other WiFi-operating aircraft.
•Flew the largest domestic schedule in company history, serving 240 airports in the U.S. and Canada.
•Launched Starlink Wi-Fi on United's first widebody transatlantic flight, marking the first of nearly 60 widebody aircraft expected to be equipped this year.
•In collaboration with DIRECTV, brought live sports streaming to passengers on select Starlink enabled aircraft throughout June and July — nearly 6,000 flights for a total of 128,000 viewing hours as of July 5.
•Took delivery of United's first A321XLR aircraft, the first narrowbody featuring United's Elevated interior, including updated United Polaris® and United Premium Plus® seats, screens with Bluetooth connectivity at every seat, and a self-serve snack bar.
•Increased MileagePlus credit and debit card holder benefits, allowing cardholders to earn even more miles, get redemption discounts of at least 10% on every United award flight they book, and have special access to additional inventory of lowest-priced award tickets.

[3] Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports Second-Quarter 2026 Results

Customer Experience
•Released first-of-its-kind digital TSA tracker on the United mobile app, providing estimated wait time updates and timely information on airport security lines at all U.S. hub airports.
•Saw the highest ever digital check-in usage rate at 87.7% and record high rate of customers bypassing the lobby at 48.7%, thanks to time-saving improvements like the new Premier Heavy Bag Self-Service, early bag drop solutions at Chicago O'Hare and expanded Touchless ID at kiosks throughout the network.
•Introduced a new “base” fare option in premium cabins for long-haul international, transcontinental U.S. and select Hawaii flights, giving customers more choice of fares that include the benefits they value most.
•Recognized for industry leading MileagePlus benefits, including a Best Airline Affinity Credit Card for Leisure award for the United Explorer Card and a special achievement award for outstanding loyalty program from Global Traveler.
•Expanded collaboration with Lyft, allowing MileagePlus members to redeem airline miles for rides directly in the Lyft app—an industry first for airline and rideshare companies in the U.S.
•Launched a dedicated Peacock channel on United's inflight entertainment system, including over 1,600 hours of exclusive content, helping United earn Best Airline Entertainment award at Rolling Stone 2026 Travel Awards.
•Announced new menu items in collaboration with Chef's Table, the brand behind the Emmy award-winning Netflix series, bringing 30 new dishes from world-renowned chefs to United Polaris international business class travelers in August.
•Business Traveler awarded United best in Drinks Innovation and Business Class Red Wine and Champagne categories. United achieved its best ever second quarter food and beverage customer satisfaction rate since 2021.
•Launched WhatsApp as an automated customer service channel for use for customers in Brazil, India and Mexico.

Operations
•Achieved the lowest second-quarter seat cancel rate in United history excluding the pandemic years 2020 and 2021.
•Achieved the best on-time departure rate for a second quarter since 2021.
•Offered the most available seat miles for a quarter among the largest U.S. carriers for the fourteenth quarter in a row.
•In June, flew the 10 highest-volume days in company history, including a record of over 640,000 customers in a day, and achieved highest-ever passenger volume for a Memorial Day travel period.

United Airlines Reports Second-Quarter 2026 Results
•Newark achieved its best on-time performance for a second quarter in United history while flying nearly 4.4 million departing passengers.
•United transported nearly 347 million pounds of cargo – the most for a second quarter since 2020. This includes more than 9 million pounds of medical shipments and 232,000 pounds of military shipments.

Network
•Launched 27 new routes in the U.S. and Canada, including nine new domestic routes from Chicago-O'Hare.
•Began service from New York/Newark to four new transatlantic destinations: Bari, Italy; Split, Croatia; Santiago de Compostela, Spain; and Glasgow, Scotland, and launched service between Washington/Dulles and Reykjavik, Iceland.
•Began offering United customers the brand new 787-9 with Elevated interior on flights between San Francisco and Singapore and London. The new premium configured aircraft features 99 total premium seats including 8 United Polaris Studio℠ suites and 56 United Polaris seats.
•United announced plans to launch service later this year to five new destinations: Caracas, Venezuela; Cartagena, Colombia; Sapporo, Japan; St. Croix, U.S. Virgin Islands; and Tuxtla Gutierrez, Mexico.
•Announced four new routes to existing destinations including Chicago to Tokyo-Narita; Washington/Dulles to Los Cabos, Mexico; Denver to Providenciales, Turks and Caicos; and Houston to Santo Domingo, Dominican Republic.

Employees, Communities and Investments
•Unveiled a special 250th anniversary stars and stripes livery, honoring United's active-duty service members and veterans.
•United and its MileagePlus members donated nearly 16 million miles to nonprofits worldwide.
•United employees volunteered nearly 15,000 hours, participating in amenity-kit upcycling, Make-A-Wish Wish Granter training, meal packing, and more.
•Supported transport of hundreds of emergency responders and vital supplies into areas impacted by Typhoon Sinlaku.
•Fulfilled the largest Make-a-Wish wish send-off in United history, sending 40 families to Orlando from Chicago, and hosting immersive events across the U.S. that generated more than 7 million miles to support Wish Kid's travel.
•United provided travel support for over 600 athletes and Disabled American Veterans (DAV) staff members attending the National Disabled Veterans Winter Sports Clinic, an adaptive sports clinic for veterans.
•Recognized as a leading employer and brand, earning a spot on LinkedIn's list of 10 best employers to grow a career in Chicago, TIME's first-ever World's Growth Leaders 2026 list and named one of America's High-Growth Companies for 2026 by Business Insider.

United Airlines Reports Second-Quarter 2026 Results
•Became the first U.S. airline to begin recycling on all flights arriving at LAX from outside the U.S. and Canada, setting a precedent for international airline recycling. United began recycling on domestic routes in 2010.
•The Executives' Club of Chicago named CEO Scott Kirby "International Executive of the Year" and Government Affairs and Global Public Policy Executive Vice President Terri Fariello was named one of "Washington DC's 500 Most Influential People of 2026" by the Washingtonian.
•Recognized at the Halo Awards for Best Emergency/Disaster Response Initiative for United's commitment to non-profit partnerships and employees who aid communities in need.

United Airlines Reports Second-Quarter 2026 Results
Earnings Call
UAL will hold a conference call to discuss second-quarter 2026 financial results, as well as its financial and operational outlook for the third-quarter 2026 and beyond, on Thursday, July 16, 2026 at 9:30 a.m. CDT/10:30 a.m. EDT. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including certain financial targets for the third quarter 2026 and beyond, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website and Social Media Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance (including financial guidance), reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information (including financial guidance) and for complying with our disclosure obligations under Regulation FD. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. Our executive officers may also use certain social media channels, such as X and LinkedIn, to communicate information about earnings results and company updates, which may be of interest to our investors or could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, capital allocation and investments, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, corporate citizenship-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking

United Airlines Reports Second-Quarter 2026 Results
statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; unfavorable developments affecting our MileagePlus loyalty program our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports (including as a result of government shutdowns); geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflicts across the globe, as well as any escalation of the broader economic consequences of any conflicts beyond their current scope or a delay in any planned resumption of service to area impacted by conflict); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations or financial performance; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel, including as a result of the geopolitical conflicts in the Middle East; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of common stock and certain warrants exercisable for common stock; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025 and in Part I, Item 2. “Management's Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended March 31, 2026, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons

United Airlines Reports Second-Quarter 2026 Results
among current, past and future periods. Non-GAAP financial measures typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2026	2025		2026	2025
Operating revenue:
Passenger revenue	$16,100	$13,836	16.4	$29,267	$25,696	13.9
Cargo revenue	527	430	22.6	949	859	10.5
Other operating revenue	1,045	970	7.7	2,064	1,893	9.1
Total operating revenue	17,672	15,236	16.0	32,280	28,448	13.5

Operating expense:
Salaries and related costs	4,686	4,413	6.2	9,248	8,568	7.9
Aircraft fuel	5,110	2,775	84.1	8,150	5,476	48.8
Landing fees and other rent	1,056	961	9.9	2,004	1,834	9.3
Aircraft maintenance materials and outside repairs	906	865	4.7	1,760	1,596	10.3
Depreciation and amortization	762	733	3.9	1,518	1,461	3.9
Regional capacity purchase	743	676	9.8	1,435	1,326	8.2
Distribution expenses	644	487	32.3	1,167	983	18.6
Aircraft rent	112	67	67.4	195	118	65.0
Special charges (credits)	(145)	447	NM	(534)	340	NM
Other operating expenses	2,702	2,487	8.6	5,245	4,814	9.0
Total operating expense	16,576	13,911	19.2	30,187	26,516	13.8

Operating income	1,096	1,325	(17.3)	2,093	1,932	8.3

Nonoperating income (expense):
Interest expense	(343)	(361)	(5.1)	(670)	(717)	(6.6)
Interest income	148	167	(10.8)	284	331	(14.2)
Interest capitalized	59	51	16.7	113	98	15.2
Unrealized gains on investments, net	40	26	NM	26	5	NM
Miscellaneous, net	26	41	(37.4)	50	77	(35.0)
Total nonoperating expense, net	(69)	(77)	(9.5)	(196)	(206)	(4.6)

Income before income taxes	1,026	1,248	(17.8)	1,897	1,727	9.9

Income tax expense	221	275	(19.4)	393	366	7.4
Net income	$805	$973	(17.3)	$1,504	$1,361	10.5

Earnings per share, diluted	$2.46	$2.97	(17.2)	$4.60	$4.12	11.7
Diluted weighted-average shares outstanding	326.6	327.2	(0.2)	326.7	330.1	(1.0)
NM-Greater than 100% change or otherwise not meaningful.
 `

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	2Q 2026 Passenger Revenue	Passenger Revenue vs. 2Q 2025	Passenger Revenue per Available Seat Mile ("PRASM") vs. 2Q 2025	Yield vs. 2Q 2025	Available Seat Miles ("ASMs") vs. 2Q 2025	2Q 2026 ASMs	2Q 2026 Revenue Passenger Miles ("RPMs")
Domestic	$9,506	20.3%	12.2%	13.0%	7.2%	48,330	40,375

Europe	3,199	10.2%	10.4%	9.0%	(0.2%)	17,270	14,119
Middle East/India/Africa	225	(16.4%)	27.5%	22.8%	(34.4%)	1,309	1,127
Atlantic	3,424	7.9%	12.1%	10.6%	(3.8%)	18,579	15,246
Pacific	1,788	18.7%	14.0%	10.9%	4.1%	11,487	9,692
Latin America	1,382	10.5%	10.7%	10.7%	(0.2%)	8,883	7,452
International	6,594	11.2%	12.0%	10.4%	(0.8%)	38,949	32,390

Consolidated	$16,100	16.4%	12.5%	12.1%	3.5%	87,279	72,765

Select operating statistics are as follows:

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
	2026	2025			2026	2025
Passengers (thousands) (a)	48,692	46,186	5.4		91,178	86,992	4.8
RPMs (millions) (b)	72,765	70,088	3.8		136,150	129,604	5.1
ASMs (millions) (c)	87,279	84,347	3.5		164,977	159,503	3.4
Passenger load factor: (d)
Consolidated	83.4%	83.1%	0.3	pts.	82.5%	81.3%	1.3	pts.
Domestic	83.5%	84.1%	(0.6)	pts.	82.7%	82.3%	0.4	pts.
International	83.2%	81.9%	1.2	pts.	82.3%	80.1%	2.3	pts.
PRASM (cents)	18.45	16.40	12.5		17.74	16.11	10.1
Total revenue per available seat mile ("TRASM") (cents)	20.25	18.06	12.1		19.57	17.84	9.7
Average yield per RPM (cents) (e)	22.13	19.74	12.1		21.50	19.83	8.4
Cargo revenue ton miles (millions) (f)	932	885	5.3		1,810	1,774	2.0
Aircraft in fleet at end of period	1,552	1,473	5.4		1,552	1,473	5.4
Average stage length (miles) (g)	1,460	1,508	(3.2)		1,462	1,482	(1.3)
Employee headcount, as of June 30 (thousands)	117.5	111.3	5.6		117.5	111.3	5.6
Cost per ASM ("CASM") (cents)	18.99	16.49	15.2		18.30	16.62	10.1
CASM-ex (cents) (h)	13.12	12.36	6.1		13.51	12.74	6.0
Average aircraft fuel price per gallon	$4.19	$2.34	79.4		$3.53	$2.43	45.1
Fuel gallons consumed (millions)	1,219	1,188	2.7		2,312	2,254	2.6
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
2 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM-ex: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and Adjusted EBITDAR: We calculate Adjusted EBITDA by adding interest, taxes, depreciation and amortization to net income and adjusting for special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance. Adjusted EBITDA is further adjusted by the fixed portion of operating lease expense to calculate Adjusted EBITDAR to provide investors with enhanced comparability to our peers and better reflect our performance.
Adjusted Capital Expenditures: UAL believes that adjusting capital expenditures for assets acquired through the issuance or modification of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures.
Free Cash Flow: We define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. We believe adjusting for short-term investments and restricted cash activity provides investors a better understanding of the company's free cash flow generated by our core operations. We also believe our methodology provides investors with enhanced comparability to our peers and better reflects our performance.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month Adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level. See the above descriptions of Adjusted Net Debt and Adjusted EBITDAR.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2026	2025		2026	2025
CASM (GAAP)	18.99	16.49	15.2	18.30	16.62	10.1
Fuel expense	5.85	3.29	77.9	4.94	3.43	43.9
Profit sharing	0.10	0.22	(53.5)	0.09	0.15	(37.4)
Third-party business expenses	0.08	0.09	(9.4)	0.08	0.09	(8.9)
Special charges (credits)	(0.17)	0.53	NM	(0.32)	0.21	NM
CASM-ex (Non-GAAP)	13.12	12.36	6.1	13.51	12.74	6.0

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
Adjusted EBITDA and Adjusted EBITDAR (in millions)	2026	2025	2026	2025	2026	2025
Net income (GAAP)	$805	$973	$1,504	$1,361	$3,496	$3,310
Adjusted for:
Depreciation and amortization	762	733	1,518	1,461	2,997	2,961
Interest expense, net of capitalized interest and interest income	135	144	273	288	541	572
Income tax expense	221	275	393	366	980	1,009
Special charges (credits)	(145)	447	(534)	340	(615)	403
Nonoperating unrealized (gains) losses on investments, net	(40)	(26)	(26)	(5)	(26)	125
Nonoperating debt extinguishment and modification fees	1	—	5	—	25	93
Adjusted EBITDA (non-GAAP)	$1,740	$2,547	$3,133	$3,809	$7,399	$8,475
Adjusted EBITDA margin (non-GAAP)	9.8%	16.7%	9.7%	13.4%	11.8%	14.6%

Adjusted EBITDA (non-GAAP)	$1,740	$2,547	$3,133	$3,809	$7,399	$8,475
Fixed portion of operating lease expense	269	221	514	433	975	877
Adjusted EBITDAR (non-GAAP)	$2,010	$2,768	$3,647	$4,243	$8,373	$9,352

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Capital Expenditures (in millions)	2026	2025	2026	2025
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$1,343	$1,287	$3,015	$2,520
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	63	(51)	86	(52)
Operating leases converted to finance leases	42	—	66	—
Adjusted capital expenditures (Non-GAAP)	$1,448	$1,236	$3,167	$2,468

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
Free Cash Flow (in millions)	2026	2025	2026	2025	2026	2025
Net cash provided by operating activities (GAAP)	$1,609	$2,217	$6,409	$5,927	$8,912	$9,649
Net cash used in investing activities (GAAP)	(1,459)	(1,580)	(3,354)	(3,042)	(6,662)	(7,268)
Adjusted for:
Net change in short-term investments	173	302	173	556	209	1,878
Net change in restricted cash	(1)	191	(3)	1	34	74
Free cash flow (Non-GAAP)	$322	$1,130	$3,225	$3,442	$2,493	$4,333

	June 30,		Increase/ (Decrease)
Adjusted Total Debt, Adjusted Net Debt and Net Leverage (in millions, except ratios)	2026	2025
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$26,464	$27,079	$(614)
Operating lease obligations - current and noncurrent	7,204	5,707	1,497
Pension and postretirement liabilities - noncurrent	1,074	1,199	(125)
Adjusted total debt (Non-GAAP)	$34,742	$33,985	758
Less: Cash and cash equivalents	$10,166	$9,354	811
Short-term investments	6,471	6,262	209
Adjusted net debt (Non-GAAP)	$18,105	$18,368	(263)
Net leverage (Non-GAAP)	2.2	2.0	0.2	pts.

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2026	2025			2026	2025
Operating expenses (GAAP)	$16,576	$13,911	19.2		$30,187	$26,516	13.8
Special charges (credits)	(145)	447	NM		(534)	340	NM
Operating expenses, excluding special charges	16,721	13,463	24.2		30,721	26,176	17.4
Adjusted to exclude:
Fuel expense	5,110	2,775	84.1		8,150	5,476	48.8
Profit sharing	90	188	(51.9)		150	231	(35.3)
Third-party business expenses	68	72	(6.3)		132	141	(5.7)
Adjusted operating expenses (Non-GAAP)	$11,453	$10,428	9.8		$22,289	$20,328	9.6

Operating income (GAAP)	$1,096	$1,325	(17.3)		$2,093	$1,932	8.3
Special charges (credits)	(145)	447	NM		(534)	340	NM
Adjusted operating income (Non-GAAP)	$951	$1,772	(46.3)		$1,559	$2,272	(31.4)

Operating margin	6.2%	8.7%	(2.5)	pts.	6.5%	6.8%	(0.3)	pts.
Adjusted operating margin (Non-GAAP)	5.4%	11.6%	(6.2)	pts.	4.8%	8.0%	(3.2)	pts.

Pre-tax income (GAAP)	$1,026	$1,248	(17.8)		$1,897	$1,727	9.9
Adjusted to exclude:
Special charges (credits)	(145)	447	NM		(534)	340	NM
Unrealized gains on investments, net	(40)	(26)	NM		(26)	(5)	NM
Debt extinguishment and modification fees	1	—	NM		5	—	NM
Adjusted pre-tax income (Non-GAAP)	$843	$1,670	(49.5)		$1,342	$2,061	(34.9)

Pre-tax margin (GAAP)	5.8%	8.2%	(2.4)	pts.	5.9%	6.1%	(0.2)	pts.
Adjusted pre-tax margin (Non-GAAP)	4.8%	11.0%	(6.2)	pts.	4.2%	7.2%	(3.1)	pts.

Net income (GAAP)	$805	$973	(17.3)		$1,504	$1,361	10.5
Adjusted to exclude:
Special charges (credits)	(145)	447	NM		(534)	340	NM
Unrealized gains on investments, net	(40)	(26)	NM		(26)	(5)	NM
Debt extinguishment and modification fees	1	—	NM		5	—	NM
Income tax expense on adjustments, net	27	(128)	NM		89	(127)	NM
Adjusted net income (Non-GAAP)	$649	$1,267	(48.7)		$1,038	$1,568	(33.8)

Diluted earnings per share (GAAP)	$2.46	$2.97	(17.2)		$4.60	$4.12	11.7
Adjusted to exclude:
Special charges (credits)	(0.44)	1.37	NM		(1.63)	1.03	NM
Unrealized gains on investments, net	(0.12)	(0.08)	NM		(0.08)	(0.01)	NM
Debt extinguishment and modification fees	—	—	NM		0.02	—	NM
Income tax expense on adjustments, net	0.09	(0.39)	NM		0.27	(0.38)	NM
Adjusted diluted earnings per share (Non-GAAP)	$1.99	$3.87	(48.6)		$3.18	$4.75	(33.1)

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2026 (UNAUDITED)	December 31, 2025
ASSETS
Cash and cash equivalents	$10,166	$5,942
Short-term investments	6,471	6,298
Receivables, net	2,473	2,391
Aircraft fuel, spare parts and supplies, net	1,795	1,556
Prepaid expenses and other	759	671
Total current assets	21,664	16,857
Operating property and equipment, net	47,958	46,121
Operating lease right-of-use assets	6,161	4,958
Goodwill	4,527	4,527
Intangible assets, net	2,645	2,655
Investments in affiliates and other, net	1,614	1,330
Total noncurrent assets	62,905	59,591
Total assets	$84,569	$76,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,772	$4,567
Accrued salaries and benefits	3,458	3,900
Advance ticket sales	10,752	8,131
Frequent flyer deferred revenue	3,939	3,721
Current maturities of long-term debt, finance leases, and other financial liabilities	2,170	4,426
Current maturities of operating leases	818	631
Other	854	757
Total current liabilities	27,764	26,133
Long-term debt, finance leases, and other financial liabilities	24,294	20,562
Long-term obligations under operating leases	6,386	5,417
Frequent flyer deferred revenue	4,032	4,056
Pension and postretirement benefit liability	1,074	1,058
Deferred income taxes	2,822	2,463
Other	1,500	1,478
Total noncurrent liabilities	40,108	35,033
Total stockholders' equity	16,697	15,282
Total liabilities and stockholders' equity	$84,569	$76,448

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Six Months Ended June 30,
	2026	2025
Operating Activities:
Net cash provided by operating activities	$6,409	$5,927

Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(3,015)	(2,520)
Purchases of short-term and other investments	(4,439)	(4,722)
Proceeds from sale of short-term and other investments	4,179	4,222
Proceeds from sale of property and equipment	33	48
Other, net	(111)	(70)
Net cash used in investing activities	(3,354)	(3,042)

Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	5,829	—
Payments of long-term debt, finance leases and other financial liabilities	(4,537)	(1,611)
Repurchases of common stock	(27)	(589)
Other, net	(93)	(99)
Net cash provided by (used in) financing activities	1,172	(2,300)
Net increase in cash, cash equivalents and restricted cash	4,227	585
Cash, cash equivalents and restricted cash at beginning of the period	6,081	8,946
Cash, cash equivalents and restricted cash at end of the period (a)	$10,308	$9,531

Investing and Financing Activities Not Affecting Cash:
Right-of-use assets acquired or modified through operating leases	$1,485	$973
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	86	(52)
Operating leases converted to finance leases	66	—
Investment interests received in exchange for loans, goods and services	60	14

(a) The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash and cash equivalents	$10,166	$9,354
Restricted cash in Prepaid expenses and other	—	8
Restricted cash in Investments in affiliates and other, net	142	168
Total cash, cash equivalents and restricted cash	$10,308	$9,531

United Airlines Reports Second-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized gains on investments, net include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Operating:
Labor contract ratification bonuses	$184	$561	$184	$561
(Gains) losses on sale of assets and other special charges	(329)	(114)	(718)	(222)
Total operating special charges (credits)	(145)	447	(534)	340

Nonoperating:
Nonoperating unrealized gains on investments, net	(40)	(26)	(26)	(5)
Nonoperating debt extinguishment and modification fees	1	—	5	—
Total nonoperating special charges and unrealized gains on investments, net	(38)	(26)	(21)	(5)
Total operating and nonoperating special charges (credits) and unrealized gains on investments, net	(183)	422	(555)	335
Income tax expense (benefit), net of valuation allowance	27	(128)	89	(127)
Total operating and nonoperating special charges (credits) and unrealized gains on investments, net of income taxes	$(156)	$293	$(466)	$208
During the three and six months ended June 30, 2026, the company recorded $184 million of expense associated with the recently ratified agreements with the company's flight attendants represented by the Association of Flight Attendants ("AFA") and the company's fleet technical instructors, storekeepers, maintenance instructors and security officers represented by the International Association of Machinists and Aerospace Workers. During the three and six months ended June 30, 2025, the company recorded a $561 million special charge in connection with the then-existing tentative agreement with its flight attendants represented by the AFA.
During the three and six months ended June 30, 2026, the company recorded $329 million and $718 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $351 million and $796 million, respectively, of gains on various aircraft sale-leaseback transactions. During the three and six months ended June 30, 2025, the company recorded $114 million and $222 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $151 million and $261 million, respectively, of gains on various aircraft sale-leaseback transactions.
The company's effective tax rates were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Effective tax rate	21.6%	22.0%	20.7%	21.2%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.
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